                                                                  EXHIBIT 10.19

                              DATE 15 DECEMBER 1999






                                    ASTRA AB


                                     - AND -


                             CIMA LABORATORIES, INC.















                   -------------------------------------------

                                 LOAN AGREEMENT

                   -------------------------------------------

THIS AGREEMENT is dated       1999 and made
BETWEEN:

1. ASTRA AB, a company established and existing in accordance with the laws of Sweden under no. 556011-7482 whose headquarters is at S-151 85 Sodertalje, Sweden ("Astra"); and

2. CIMA LABORATORIES, INC., a corporation incorporated in the State of Delaware, United States of America under no. 2110839 whose principal place of business is at 10000 Valley View Road, Eden Prairie, Minnesota, USA 55344 ("CIMA").

WHEREAS

(A) CIMA owns or has rights to certain oral drug-delivery technology marketed under the trademark OraSolv(R) and related know-how.

(B) IPR has an exclusive license to make, have made, use and sell products containing the pharmaceutical drug "zolmitriptan" on a worldwide basis.

(C) CIMA and IPR entered into a Development and License Option Agreement, dated as of September 10, 1997 (the "Development Agreement"), under which CIMA has developed a pharmaceutical product formulation incorporating zolmitriptan and the OraSolv(R) Technology.


(D) CIMA entered into a License Agreement with IPR dated 28 May 1999 ("the License Agreement") to allow IPR or IPR's Affiliates to utilize the OraSolv(R) Technology for the development, marketing, distribution and sale of the Product.

(E) CIMA has requested that Astra lend, or procure the loan to CIMA of, the sum of US$3.5 million in order to assist CIMA in improving its operations and to help to assure availability and flow of the Product from CIMA to Zeneca Limited (an Affiliate of Astra).

(F) The first launch of 'Zomig'(R) rapimelt took place in Portugal in early September 1999 and, dependent on the level of sales of 'Zomig' Rapimelt throughout the world, it is anticipated that royalties will become due from IPR to CIMA under the Licence Agreement in respect of such sales.

IT IS AGREED AS FOLLOWS:

1        DEFINITIONS AND INTERPRETATION

         1.1      Definitions

                  In this Agreement, unless the context otherwise requires:

                  "ANNIVERSARY DATE" means the date one year after the first Payment Date and the date marking the end of each subsequent one year period;

                  "BANKING DAY" means a day (other than Saturday or Sunday) on which banks are open for business in London and Minnesota;

                  "CHANGE OF CONTROL" means if any person or persons acting in concert (other than the current officers and directors of CIMA), together with Affiliates thereof, shall in the aggregate, directly or indirectly, control or own (beneficially or otherwise) more than 50% of the issued and outstanding voting stock of CIMA.

                  "DATE OF THIS AGREEMENT" means the date upon which this Agreement is signed and delivered by the latter of the parties to sign and deliver it;

                  "DEFAULT" means any Event of Default or any event or circumstance which would, upon the giving of notice by Astra and/or the expiry of the relevant period and/or the fulfillment of any other condition (in each case as specified in clause 10.1) constitute an Event of Default;

                  "ENCUMBRANCE" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind securing any obligation of any person or any other type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect) but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract;

                  "EVENT OF DEFAULT" means any of the events or circumstances described in clause 10.1;

                  "INDEBTEDNESS" means any obligation for the payment or repayment of money borrowed, whether as principal or as surety and whether present or future, actual or contingent;

                  "INTEREST PERIOD" means in relation to the Loan the three month period commencing on the Date of this Agreement and each subsequent three month period commencing on the last day of the previous Interest Period provided that, if any Interest Period would otherwise overrun a Payment Date falling during that Interest Period then, in the case of the final Payment Date, such Interest Period shall end on such Payment Date and, in the case of any other Payment Date such Interest Period shall end on and the next Interest Period shall start on that Payment Date;

                  "IPR" means IPR Pharmaceuticals, Inc., a corporation incorporated in Puerto Rico under no. 61,324 whose registered office is at P O Box 1967, Carolina, 00984 Puerto Rico (an Affiliate of Astra);

                  "LIBOR" means, in relation to a particular period, either (a) the rate per annum determined by Astra to be the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the London interbank offered rates for US Dollars deposits for a three month period at or about 11.00 a.m. (London time) on the first day of such period as displayed on the "LIBP" page on the Reuter Monitor Money Rates Service (or such other page as may replace such "LIBP" page on such service for the purpose of displaying London interbank offered rates of leading banks for US Dollars deposits) or (b) if on such day no rate is available for the purpose of part (a) above, the rate per annum determined by Astra to be the arithmetic mean (rounded upwards, if necessary, to five decimal places) at which Astra's bankers (for the time being) would be offered US Dollars deposits for a three month period by prime banks in the London interbank market at or about 11.00 a.m. (London time) on the first day of such period;

                  "LOAN" means the term loan in a principal amount of US Dollars Three Million five hundred thousand (US$ 3,500,000) to be advanced to CIMA by Astra pursuant to the terms of this Agreement or, as the context requires, the principal amount owing to Astra under this Agreement at any relevant time together with all interest accrued thereon and unpaid for the time being;

                  "MATURITY DATE" means the date which is the third Anniversary Date; provided, however, that if total royalties payable to CIMA under the Licence Agreement prior to the third Anniversary Date prior to any withholding thereof by IPR under clause 4.1 or 4.2, are less than an aggregate of $3,500,000, then the Maturity Date shall be extended for a period of one year; and the Maturity Date shall thereafter be extended for successive one-year periods until such royalties payable have exceeded $3,500,000 in aggregate;

                  "MONTH" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and the expressions "MONTHS" and "MONTHLY" shall be construed accordingly; and

                  "ORASOLV(R) TECHNOLOGY" means CIMA's effervescent, fast-dissolving, oral drug delivery tablet technology as defined in the Licence Agreement;

                  "PAYMENT DATES" means each of the dates on which repayment installments are due in respect of the Loan under clause 4.1;

                  "PRODUCT" or "`ZOMIG' RAPIMELT" shall mean the pharmaceutical dosage form which is formulated using the OraSolv(R) Technology and contains zolmitriptan as its active ingredient, whether taste masked or untreated.

                  "SALE" means the disposal (whether by virtue of one transaction or a series of related transactions) of all or not less than 30% (by book value) of the assets of CIMA;

                  "TAXES" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and the expression "TAXATION" shall be construed accordingly.

         1.2      Headings

                  Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

         1.3      Construction of certain terms

                  In this Agreement, unless the context otherwise requires:

                  1.3.1 references to clauses, parties, schedules and recitals are to be construed as references to the clauses of, and the parties, schedules and recitals to, this Agreement and references to this Agreement include its schedules;

                  1.3.2 references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;


                  1.3.3 words importing the plural shall include the singular and vice versa;

                  1.3.4   references to a time of day are to London time;

                  1.3.5 references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof; and

                  1.3.6 references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

         1.4 Terms defined in the Supply Agreement or the Licence Agreement shall have the same meaning when used in this Agreement.

2        THE LOAN

         2.1 Astra relying upon each of the representations and warranties in clause 7, shall advance the Loan to CIMA within ten (10) days after the date of this Agreement, upon and subject to the terms of this Agreement.

         2.2 Astra shall advance the Loan by crediting CIMA's bank account no. with the sum of US $3,500,000 within ten (10) days after the Date of this Agreement. Details of such bank account are as follows:

                  CIMA LABS INC
                  [***CONFIDENTIAL TREATMENT REQUESTED, PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***]
                  Bank: North West Bank
                        255 2nd Avenue South
                        Minneapolis
                        Minnesota 55479

3        INTEREST

         3.1      Normal interest rate

                  Interest shall accrue on the Loan in respect of each Interest Period at the rate per annum which is the aggregate of (a) one half of one per cent. and (b) LIBOR (or, if clause 3.3.1 applies, an alternative rate calculated in accordance with clause 3.3.2). Such interest shall be compounded on the last day of each Interest Period and added to the principal amount of the Loan outstanding at such time.

         3.2      Default interest

                  If CIMA fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.2) on its due date for payment under this Agreement CIMA shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate of the aggregate of (a) two percent per annum, and (b) the interest rate in effect from time to time for the Loan pursuant to clause 3.1.

         3.3      Market disruption; non-availability

                  3.3.1 If and whenever, at any time prior to the commencement of any Interest Period Astra shall have determined, that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period (even with regard being had to paragraph (b) of the definition of LIBOR in clause 1.1) Astra shall forthwith give notice (a "Determination Notice") thereof to CIMA.

                  3.3.2 In such event, there shall be substituted for LIBOR the rate of interest publicly announced by the Bank of America as its prime rate, or base rate, one day prior to the first day of such Interest Period, and such interest rate shall remain in effect until such time as Astra notifies CIMA that none of the circumstances specified in clause 3.3.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

         3.4 Interest payable from CIMA to Astra under this Agreement shall be paid by CIMA without deduction for any tax or duty levied outside Sweden, provided however that CIMA may withhold tax to the extent that Astra can obtain relief for such tax under the relevant Double Taxation Agreement in force between Sweden and the United States of America. CIMA will, however, apply any treaty relief that is available which reduces the level of taxes required to be withheld and will provide all reasonable assistance to Astra, if requested, to allow such reduced rate to be applied. If applicable laws require that taxes be withheld, CIMA will deduct those taxes from the remittable payments, make timely payment of the taxes to the proper taxing authority and send proof of such payment to Astra within sixty (60) days following that payment. CIMA agrees to take all steps reasonably requested by Astra to minimize such taxes to Astra at Astra's cost and subject to CIMA being indemnified by Astra to CIMA's reasonable satisfaction. For the avoidance of doubt the interest rates fixed according to clauses 3.1, 3.2 or 3.3 shall be the rate of gross interest.

4        REPAYMENT

         4.1 On each date when any royalties fall due from IPR to CIMA under the Licence Agreement in respect of sales of Zomig Rapimelt, there shall become due and payable from CIMA to Astra such part of the Loan outstanding at that time (including accrued and unpaid interest thereon) as is equal to 50% of the royalty payment then due from IPR to CIMA (or, if less, the total amount of the Loan (including accrued unpaid interest thereon) outstanding at that time). Payment shall be made by CIMA to Astra in accordance with clause 6 and all other relevant provisions of this Agreement. On each Payment Date IPR shall be entitled to withhold up to 50% (except as provided in clause 4.2) of the amount of royalty then due to CIMA (or, if less, the total amount of the Loan (including accrued unpaid interest thereon) outstanding at that time), but only if CIMA has failed to make payment to Astra in whole or in part of the amount due on such Payment Date and only until such amount of principal and interest has been paid by CIMA to Astra. If IPR so agrees with Astra, IPR may apply such withheld amount by way of set-off in repayment of an equivalent amount of the Loan (including accrued unpaid interest thereon). The Licence Agreement shall be deemed amended accordingly.

         4.2 If and when the Loan becomes repayable in full for any reason, then without prejudice to any other remedies Astra might have, IPR shall be entitled to withhold up to 100% of the amount of royalties due to CIMA from time to time (or, if less, the total principal amount of the Loan (including accrued unpaid interest thereon outstanding at that time)), but only if CIMA has failed to make payment to Astra in whole or in part of the amount then due to Astra, and only until such amount has been paid by CIMA to Astra. If IPR so agrees with Astra, IPR may apply such amount(s) by way of set-off in repayment of an equivalent amount of the Loan (including all accrued unpaid interest thereon), until such time as the Loan (including all accrued unpaid interest thereon) have been repaid in full. The Licence Agreement shall be deemed amended accordingly.

         4.3 CIMA may at any time on a Banking Day prepay in whole or in part the outstanding amount of the Loan (including interest accrued thereon) without premium or penalty provided that any such pre-payment of part only of the Loan must be of not less than US $100,000 and subject to Astra being given not less than 5 Banking Days' prior written notice of CIMA's intention so to repay the Loan or such part thereof.

         4.4 CIMA shall prepay the Loan in full (together with all interest accrued to the date of prepayment) within thirty (30) days following a Sale or Change of Control.

         4.5 The amount of the Loan (including all accrued unpaid interest thereon) outstanding and unpaid as at the Maturity Date shall become due and payable from CIMA to Astra on the Maturity Date.

5        STAMP AND OTHER DUTIES

         CIMA shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by Astra or IPR but excluding any taxes imposed on or measured by the net income of Astra or IPR) imposed on or in connection with this Agreement or the Loan and shall indemnify Astra and IPR against any liability arising by reason of any delay or omission by CIMA to pay such duties or taxes.

6        PAYMENTS; ACCOUNTS AND CALCULATIONS

         6.1      No set-off or counterclaim

                  All payments to be made by CIMA under this Agreement (whether of principal or interest) shall be made in full, without any set-off or counterclaim whatsoever and, except as provided in clause 3.4, free and clear of any deductions or withholdings, on the due date to such account of Astra as Astra may from time to time specify for this purpose.

         6.2      Non-Banking Days

                  When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day.

         6.3      Calculations

                  All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year.

7        REPRESENTATIONS AND WARRANTIES

         7.1      CIMA represents and warrants to Astra that:

                  7.1.1    Corporate power to borrow

                           it has power to execute, deliver and perform its obligations under this Agreement and to borrow the Loan; all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of the same and no limitation on the powers of CIMA to borrow will be exceeded as a result of entering into this Agreement;

                  7.1.2    Binding obligations

                           this Agreement constitutes valid and legally binding obligations enforceable in accordance with its terms;

                  7.1.3    No conflict with other obligations

                           the execution and delivery of, the performance of its obligations under, and compliance with the provisions of this Agreement will not:

                           7.1.3.1 contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it is subject;

                           7.1.3.2 conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the it is a party or is subject or by which it or any of its property is bound;

                           7.1.3.3 contravene or conflict with any provision of it's By-Laws or equivalent documents; and

                  7.1.4    Default

                           No Default has occurred and is continuing which has not been waived in writing by Astra;

         7.2      Repetition

                  The representations and warranties in clause 7.1 shall be deemed to be repeated by CIMA on and as of each Payment Date as if made with reference to the facts and circumstances existing on each such day.

8        UNDERTAKINGS

         8.1 CIMA undertakes with Astra that from the date of this Agreement and so long as any monies are owing under this Agreement, it will:

                  8.1.1    Insurance

                           insure and keep insured all its properties and assets with underwriters or insurance companies of repute to such extent and against such risks as prudent companies engaged in businesses similar to those of CIMA normally insure.

                  8.1.2    Notice of Default

                           promptly inform Astra of the occurrence of any Default forthwith upon becoming aware thereof, and will from time to time, if so requested by Astra, confirm to Astra in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

                  8.1.3    Use of proceeds

                           use the Loan exclusively for the purposes specified in recital (E) and;

                  8.1.4    Pari Passu

                           ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.2, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness, with the exception of any obligations which are mandatorily preferred by law and not by contract.

         8.2 CIMA undertakes with Astra that, from the Date of this Agreement and so long as any monies are owing under this Agreement, without the prior written consent of Astra, it will not:

                  8.2.1 permit any Encumbrance (other than in favor of Astra) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure any of its present or future Indebtedness or that of any other person other than Encumbrances to secure Indebtedness permitted under clause 8.2.3 below;

                  8.2.2  No Loans and guarantees

                         make any loans, grant any credit (save for normal trade credit in the ordinary course of business) or give any guarantees (save for trade guarantees in the ordinary course of its business) to or for the benefit of any person; or

                  8.2.3  No Borrowings

                         incur any Indebtedness other than (i) indebtedness to Astra under this Agreement, (ii) indebtedness to Wells Fargo Business Credit, Inc. under that certain Credit and Security Agreement dated as of July 14, 1999, (iii) any future Indebtedness to Organon International A.G. or any of its Affiliates in connection with any Licence Agreement entered into between CIMA and Organon International A.G. or any of its Affiliates, and (iv) Indebtedness incurred in connection with the acquisition of assets used in the business of CIMA and which is secured by purchase money liens, or constitutes a capitalized lease obligation, provided that such Indebtedness shall not exceed 100% of the cost of the assets acquired subject to such liens, and such liens shall not encumber any property of CIMA other than the assets acquired by CIMA subject thereto.

9        INDEMNITIES

         9.1      Miscellaneous indemnities

                  CIMA shall on demand indemnify Astra, without prejudice to any of its rights under this Agreement, against any loss or expense which Astra shall certify as sustained or incurred by it as a consequence of the occurrence of any Event of Default.

10       EVENTS OF DEFAULT

         10.1     There shall be an Event of Default if:

                  10.1.1 any sum due and payable by CIMA to Astra hereunder is not paid in full within 14 days after the due date; or

                  10.1.2 CIMA shall be in breach of or fail to perform or observe any of the undertakings, conditions, covenants, agreements or stipulations on its part contained in this Agreement and which could have a material adverse effect on the ability of CIMA to comply with its payment obligations under this Agreement and, in the case of a breach capable of being remedied, fails to remedy that breach within thirty (30) days after receiving written notice from Astra specifying that breach and requiring the same to be remedied; or

                  10.1.3 if CIMA commits a breach of any the provisions of the Licence Agreement or of the Supply Agreement and, in the case of a breach capable of being remedied, fails to remedy that breach within thirty
                             (30) days after receiving written notice from Astra specifying that breach and requiring the same to be remedied; or

                  10.1.4 CIMA becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases doing business as a going concern, or CIMA applies for or consents to the appointment of a trustee or receiver for itself or for the major part of its property; or

                  10.1.5 a trustee or receiver is appointed for CIMA or for the major part of its property and the order of such appointment is not discharged, vacated or stayed within thirty (30) days after such appointment; or

                  10.1.6 any judgment, writ or warrant of attachment or of any similar process in an amount in excess of $250,000 shall be entered or filed against CIMA or against any of its property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days; or

                  10.1.7 an order for relief shall be entered in any Federal bankruptcy proceeding in which CIMA is the debtor; or if bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against CIMA and, if instituted against CIMA, are consented to or, if contested by CIMA, are not dismissed by the adverse parties or by an order, decree, or judgment within sixty (60) days after such institution; or

                  10.1.8 CIMA shall default in any material respect in the due and punctual performance of any covenant or agreement in any note, bond, indenture, loan agreement, note agreement, mortgage, security agreement or other instrument evidencing or related to Indebtedness in excess of $500,000, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived;

                  10.1.9 CIMA suspends or ceases to carry on its business or any material part thereof in the ordinary course of business as now conducted; or

                  10.1.10 any representation or warranty made by CIMA contained in this Agreement becomes materially incorrect; or

                  10.1.11 it becomes unlawful for CIMA to perform any of its obligations under this Agreement.

         10.2 At any time after any Event of Default has occurred, Astra shall without prejudice to its other rights hereunder be entitled to demand immediate repayment of the Loan (including accrued unpaid interest thereon) and all other sums due under this Agreement.

11       GENERAL

         11.1     Benefit and burden

                  This Agreement shall be binding upon, and enure for the benefit of, Astra, IPR and CIMA and their respective successors.

         11.2     No assignment by CIMA

                  CIMA may not assign or transfer any of its rights or obligations under this Agreement.

         11.3     Assignment by Astra

                  Astra may assign all or any part of its rights or transfer all or any part of its obligations under this Agreement to an Affiliate of Astra or, with the consent of CIMA (such consent not to be unreasonably withheld or delayed), to any other person.

         11.4     Set-Off

                  Without prejudice to clauses 4.1 and 4.2 CIMA hereby agrees that Astra and IPR may at any time after an Event of Default has occurred without notice set-off any sum owing by Astra or IPR to CIMA against any sums due to Astra hereunder.

         11.5     Agreement to Prevail

                  For the avoidance of doubt should any of the provisions of the Licence

                  Agreement or the Supply Agreement conflict with the express terms of this Agreement, the terms of this Agreement shall prevail.

12       NOTICES AND OTHER MATTERS

         12.1     Notices

                  Every notice, request, demand or other communication under this Agreement shall:

                  12.1.1 be in writing delivered personally, by facsimile transmission or by first-class prepaid letter;

                  12.1.2 be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter when delivered or (if sent by airmail) 5 days after it has been put into the post and in the case of facsimile transmission, on the date the facsimile is received; and

                  12.1.3   be sent:

                           to CIMA at:  10000 Valley View Road
                                            Eden Prairie, MN USA 55344
                                            Fax No: 612/947-8770

                           marked for the attention of: President and Chief Executive Officer; and

                           to Astra at: Vastra Malarehamnen 9
                                            S-151 36 Sodertalje
                                            Sweden
                                            Fax No:  08-553 290 00

                           marked for the attention of: Legal Affairs
                           Department.

                           or to such other address or for the attention of such other person as is notified by CIMA or Astra to the other party to this Agreement.

         12.2     No implied waivers, remedies cumulative

                  No failure or delay on the part of Astra to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by Astra of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

13       FIRST RIGHT OF REFUSAL

         As further consideration for Astra agreeing to advance the Loan, CIMA hereby grants to Astra a first right of refusal to exploit any new technology to which CIMA may have the right from time to time and which may have application in conjunction with any technology or products of Astra or any of its Affiliates. Accordingly, CIMA may not grant to any third party the right to exploit any such technology if within one year from the date upon which CIMA notifies Astra of its intention to grant such a right to any third party, Astra (or one of its Affiliates) has entered into a license and development option agreement with CIMA in respect of such new technology for at least one application. For these purposes, CIMA agrees to negotiate any such agreement in good faith and that the terms of any such agreement shall be at least equivalent to those offered by CIMA to any third party.

14       ENTIRE AGREEMENT

         14.1 This Agreement contains the entire agreement and understanding of the parties with respect to the Loan and supersedes all prior agreements, written or oral with respect to the Loan. Each party acknowledges that it has not been induced to enter into this Agreement by reason of any representation made by or on behalf of the other party.

         14.2 No variation to this Agreement shall be effective unless in writing and signed by or on behalf of both parties.

15       GOVERNING LAW AND JURISDICTION

         15.1     Law

                  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to its choice of law provisions and each party submits to the non-exclusive jurisdiction of the Federal courts of the United States sitting in the State of Delaware and the courts of the State of Delaware.

         15.2 The submission by the parties to such jurisdiction shall not limit the right of Astra or CIMA to commence any proceedings arising out of this Agreement in any other jurisdiction it considers appropriate. Any notice of proceedings or other notices in connection with or which would give effect to any such proceedings may without prejudice to any other method of service be served in accordance with Clause 12.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

ASTRA AB (in the process of changing its name to AstraZeneca AB)

Signed /s/ Johannes Linda
Johannes Linda
Assistant General Counsel

December 13, 1999

CIMA LABORATORIES, INC.

Signed  /s/ John M. Siebert

Title  President and CEO

Date 15 December 99